Exhibit 99.1

Transaction Impacts

Key Financial Impacts[1]

	HONE
2019 EPS Accretion	> 70%
2020 EPS Accretion	> 70%
Tangible Book Value Dilution – Day 1	≤$2.00/Share
TBV Payback Period[2]	~4.1 Years

Capital Impact

12/31/17 HONE Capital Ratios	Standalone	Pro Forma
TCE / TA	12.4%	~8.0%
Leverage Ratio	12.7%	~8.2%
CET1 Ratio	15.1%	~9.8%
Tier 1 Ratio	15.1%	~9.8%
RBC Ratio	16.0%	~10.5%

- Transaction is immediately accretive to earnings
- Internal rate of return ≥15% for HONE
- ***A rare acquisition opportunity for HONE***
- HONE will benefit from significant cost savings, a larger balance sheet and increased earnings
- At $3.4 billion in net assets, the combined company is well-positioned to be opportunistic on a variety of strategic options going forward

(1) Earnings and balance sheet projections for the combined company based upon management discussions, research analyst consensus estimates, advisor models, and historical performance based assumptions
(2) TBV payback period based on the crossover method

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